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EXHIBIT 1.1

                           PLACEMENT AGENCY AGREEMENT

     THIS AGREEMENT ("Agreement") is made as of the 5th day of January 2006, by and between Ingen Technologies, Inc., the ("Company"), and, JPC Capital Partners, Inc., a Georgia corporation (the "Agent").

                                  WITNESSETH:

     WHEREAS, the Company desires to consider strategic alternatives available that include, but are not limited to, issuing and selling equity of the Company in the amount of up to $5,000,000.00 (Five Million Dollars); and

     WHEREAS, the Agent has offered to assist the Company in the procurement of potential purchasers of the Company's equity. Further the Company desires to secure the services of the Agent on the terms and conditions hereinafter set forth.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

     1. Engagement of Agent. The Company hereby appoints the Agent as nonexclusive Agent to procure potential purchasers of the Company's equity (the "Agent Services"). The Agent, on the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, accepts such appointment. This appointment shall be irrevocable for the period commencing as of the date hereof and ending upon the termination of the Agreement in accordance with Section 8 hereof (the "Term").

     2. Representations and Warranties of the Company. In order to induce the Agent to enter into this Agreement, the Company hereby represents and warrants to and agrees with the Agent as follows:

     (a) Accuracy of Information. All written information provided by the Company to the Agent regarding the Company is true and does not omit any material fact necessary to make such information, in light of the circumstances under which it was delivered, not misleading, as of the date hereof. All written information provided by the Company to the Agent regarding the Company after the date hereof shall be true and shall not omit any material fact necessary to make such information, in light of the circumstances under which it was delivered, not misleading, as of the date of delivery. The Company undertakes no obligation to update information after it is provided, and makes no representations or warranty as to the accuracy of financial projections or as to information provided orally.

     (b) No Defaults. The execution and delivery of this Agreement, and the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of the Company (in any respect that is material to the Company), any material note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which the Company or any property of the Company is bound, or to the best of the Company's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or any property of the Company, which breach would have a material adverse affect on the business or financial condition of the Company.

     (c) Incorporation and Authorization. The Company is duly formed and validly existing in good standing as a corporation under the laws of the State of its incorporation. The execution and delivery by the Company of this Agreement have been duly authorized by all necessary action, and this Agreement is the valid, binding and legally enforceable obligation of the Company, except as enforcement may be limited by general principles of equity and by bankruptcy and other laws affecting creditors' rights generally

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     3. Representations and Warranties of the Agent. In order to induce the
Company to enter into this Agreement, the Agent hereby represents and warrants to and agrees with the Company as follows:

     (a) No Defaults. The execution and delivery of this Agreement, and the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of the Agent (in any respect that is material to the Agent), any material note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Agent is a party or by which the Agent or any property of the Agent is bound, or to the Agent's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Agent or any property of the Agent.

     (b) Incorporation and Authorization. The Agent is duly formed and validly existing in good standing as a corporation under the laws of the State of its incorporation. The execution and delivery by the Agent of this Agreement have been duly authorized by all necessary action, and this Agreement is the valid, binding and legally enforceable obligation of the Agent, except as enforcement may be limited by general principles of equity and by bankruptcy and other laws affecting creditors' rights generally

     (c) Registered Broker Dealer. The Agent is duly registered and qualified as a broker dealer in such jurisdictions and with such regulatory bodies as is necessary in order to legally carry out the transactions contemplated by this Agreement.

     4. Placement Fee. The Company shall pay, upon receipt of the cash proceeds from a financing that is completed as a direct result of the Agent Services under this Agreement, the Agent a fee of ten percent (10%) of the gross subscription proceeds of an equity offering by the Company from purchasers procured by the Agent; provided such subscriptions are accepted by the Company. The Company shall also issue, within ten days of the closing of each financing completed as a direct result of the Agent Services under this Agreement, to the Agent ten percent (10%), five-year non-callable warrants ("Warrants") at a strike price and with registration rights equal to the strike price and registration rights of the warrants issued to purchasers procured by the Agent.

     5. Registration Rights. If at any time prior to the expiration of the three-year period beginning on the date the Warrants are issued, and when there is no effective registration statement covering the shares of common stock underlying the Warrants (the "Regsitrable Securities"), the Company proposes to file with the SEC a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of 1933 of any of its securities (other than on Form S-4 or Form S-8 or their then equivalents relating to securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans) the Company shall promptly send to Agent written notice of the Company's intention to file a Registration Statement and, if within ten (10) days after receipt of such notice, Agent shall so request in writing, the Company shall include in such Registration Statement all or any part of the Registered Securities, Agent requests to be registered at the Company's cost and expense.


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     6. Non-Circumvention. The Company hereby agrees as follows:

     (a) The Company agrees to maintain the confidentiality of the Agent's clients, except as required by applicable law. Such clients shall be those entities or individuals that the Agent has procured for investment in the Company (the "Clients"). For a period of two (2) years from the termination of this Agreement, the Company will not solicit or enter into any transaction covered by this Agreement with the Clients without the written consent of the Agent and payment to the Agent compensation no less than the compensation to be paid to the Agent hereunder.

     (b) In the event that the Company breaches Section 6(a) of this Agreement, the Agent shall be entitled to receive compensation in the same proportion to the transaction done without the Agent's participation as the compensation to the Agent under this Agreement bears to the transaction.

     7. Indemnification.

     (a) The Company agrees to indemnify and hold harmless the Agent and the Agent's employees, accountants, attorneys and agents (the "Agent's Indemnitees") against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under any statute or at common law for any legal or other expenses (including the costs of any investigation and preparation) incurred by them in connection with any litigation, whether or not resulting in any liability, but only insofar as such losses, claims, damages, liabilities and litigation arise out of or are based upon a breach of this Agreement; provided, however, that the indemnity agreement contained in this
Section 7(a) shall not apply to amount paid in settlement of any such litigation, if such settlements are made without the consent of the Company, nor shall it apply to the Agent's Indemnitees in respect to any such losses, claims, damages or liabilities arising out of or based upon any breach on their part of this Agreement, nor shall it apply to the Agent's Indemnitees if the claim damage or liability resulted from a fraudulent or negligent act of any of the Agent's Indemnitees. This indemnity is in addition to any other liability the Company may otherwise have to the Agent's Indemnitees. The Agent's Indemnitees agree, within ten (10) days after the receipt by them of written notice of the commencement of any action against them in respect to which indemnity may be sought from the Company under this Section 7(a), to notify the Company in writing of the commencement of such action; provided, however, that the failure of the Agent's Indemnitees to notify the Company of any such action shall not relieve the Company from any liability which it may have to the Agent's Indemnitees on account of the indemnity contained in this Section 7(a), and further shall not relieve the Company from any other liability which it may have to the Agent's Indemnitees, and if the Agent's Indemnitees shall notify the Company of the commencement thereof, the Company shall be entitled to participate in (and, to the extent that the Company shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel of recognized standing and reasonably satisfactory to the Agent's Indemnitees, defendant or defendants, in such litigation. The Company agrees to notify the Agent's Indemnitees promptly of the commencement of any litigation or proceedings against the Company or any of the Company's officers or directors of which the Company may be advised in connection with this Agreement and to furnish to the Agent's Indemnitees, at their request, to provide copies of all pleadings therein and to permit the Agent's Indemnitees to be observers therein and apprise the Agent's Indemnitees of all developments therein, all at the Company's expense.

     (b) The Agent agrees, in the same manner and to the same extent as set forth in Section 7(a) above, to indemnify and hold harmless the Company and the Company's officers, directors, employees, accountants, attorneys and agents (the "Company's Indemnitees") with respect to any breach of any representation, warranty or covenant made by the Agent in this Agreement.


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     8. Termination.

     (a) This Agreement will automatically renew 90 days from the execution of the signature page but can be terminated by mutual written consent of the Agent and Company.

     (b) Any termination of this Agreement pursuant to this Section shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of any party thereto, except that the Company shall remain obligated to pay the costs and expenses provided to be paid by it specified in Sections 4 and 6 and that have been earned by the Agent up to the date of such termination; and the Company and the Agent shall be obligated to pay, respectively, all losses, claims, damages or liabilities, joint or several, under Section 7 hereof.

     9. Miscellaneous.

     (a) Notice. Whenever notice is required by the provisions of this Agreement to be given to the Company, such notice shall be in writing, addressed to the Company, at:

If to Company:      Ingen Technologies, Inc.
                    285 East County Line Road
                    Calimesa, CA 92320
                    Attn: Scott Sand
                    Fax: (951) 795-6340

Whenever notice is required by the provisions of this Agreement to be given to the Agent, such notice shall be given in writing, addressed to the Agent, at:

If to the Agent:    JPC Capital Partners, Inc.
                    555 North Point Center East
                    4th Floor
                    Alpharetta, GA 30022
                    Attn: John Canouse
                    Fax: (678) 366-4424

     (b) Governing Law. The validity, interpretation, and construction of this Agreement will be governed by the Laws of the State of Georgia.

     (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

     (d) Confidential Information. All confidential financial or business information (except publicly available or freely usable material otherwise obtained from another source) respecting either party will be used solely by the other party in connection with the within transactions, be revealed only to employees or contractors of such other party who are necessary to the conduct of such transactions, and be otherwise held in strict confidence.

                            [signature page follows]


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         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.


                                       COMPANY

                                       Ingen Technologies, Inc.

                                       By:         - s -
                                           ----------------------
                                       Name: Scott Sand
                                       Title: CEO


                                       AGENT

                                       JPC Capital Partners, Inc.

                                       By:         - s -
                                           ----------------------
                                       Name: John Canouse
                                       Title: President, CEO



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